Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Elects Daniel W. Yih to Board of Directors

New York, New York, August 23, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) announced today that Daniel W. Yih has been elected to the Company’s Board of Directors. He will also serve on the Board’s Audit Committee.

Mr. Yih was most recently Chief Operating Officer and Portfolio Principal at GTCR Golder Rauner, LLC, a privately-held investment firm. He became a member of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. in 1995 and served for 10 years on the Starwood Board as Chairman of the Audit Committee.

Ronald W. Hovsepian, Chairman of Ann Taylor’s Board of Directors, stated, “Dan is a seasoned and talented financial executive, who will be a valuable addition to our Board. On behalf of the Board of Directors, I am delighted to welcome him.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 878 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of May 5, 2007.

Contact:

Judith A. Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3598